(d)(4)(i)

August 1, 2016

Voya Series Fund, Inc.
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                             Money Market Fund Expense Limitation Agreement for Voya Government Money Market Fund (formerly, Voya Money Market Fund)

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement between Voya Investments, LLC (the “Investment Manager”); Voya Investments Distributor, LLC (the “Distributor”); and Voya Series Fund, Inc. (the “Registrant”), on behalf of Voya Government Money Market Fund (the “Fund”), a series of the Registrant, dated January 1, 2016 (the “Money Market Fund Expense Limitation Agreement”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Fund in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from August 1, 2016 through August 1, 2017, to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Fund to the extent necessary to assist the Fund in maintaining a yield of not less than zero.  Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending Schedule A of the Money Market Fund Expense Limitation Agreement.  The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Series Fund, Inc.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this term extension by executing below in the place indicated.

This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

VOYA INVESTMENTS, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

VOYA INVESTMENTS DISTRIBUTOR, LLC

		By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:
VOYA SERIES FUND, INC.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA SERIES FUND, INC.

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
Voya Government Money Market Fund (formerly, Voya Money Market Fund)	Term Expires August 1, 2017

/s/ HE
HE

Date Last Amended: August 1, 2016